Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cardtronics, Inc.:
We consent to the use of our reports dated March 3, 2010, with respect to the consolidated balance sheets of Cardtronics Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ (deficit) equity, comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.
Houston, Texas
August 12, 2010